Exhibit 5.1

On the letterhead of Allen & Gledhill LLP

22 December 2016

Broadcom Limited

1 Yishun Avenue 7

Singapore 768923

Dear Sirs

Registration Statement on Form S-8 of Broadcom Limited (“Broadcom”)

1.	Introduction

1.1	We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Broadcom with the United States Securities and Exchange Commission on or about 22 December 2016, in connection with the registration under the Securities Act of 1933, as amended, of:

1.1.1	6,000,000 ordinary shares in the capital of Broadcom subject to issuance by Broadcom under the Avago Technologies Limited 2009 Equity Incentive Award Plan (the “2009 Plan”) due to an automatic annual increase provision in the 2009 Plan; and

1.1.2	12,195,965 ordinary shares in the capital of Broadcom subject to issuance by Broadcom under the Broadcom Corporation 2012 Stock Incentive Plan (the “2012 Plan” and together with the 2009 Plan, the “Plans”) due to an automatic annual increase provision in the 2012 Plan,

(such ordinary shares collectively, the “Registration Shares”).

1.2	This opinion is being rendered to you in connection with the filing of the Registration Statement, is strictly limited to the matters stated in it and does not apply by implication to other matters. Terms defined and references construed in the Merger Agreement have the same meaning and construction in this opinion unless otherwise defined herein.

2.	Scope of Enquiry

2.1	For the purpose of rendering this opinion, we have examined:

2.1.1	an executed copy of the Agreement and Plan of Merger, made and entered into as of 28 May 2015 (the “Merger Agreement”), by and among (1) Broadcom, (2) Avago Technologies Limited, (3) Broadcom Corporation, (4) Safari Cayman L.P., (5) Avago Technologies Cayman Holdings Ltd., (6) Avago Technologies Cayman Finance Limited, (7) Buffalo CS Merger Sub, Inc., and (8) Buffalo UT Merger Sub, Inc. in PDF format as annexed to the Registration Statement on Form S-4 filed by Broadcom and Broadcom Cayman L.P. with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended;

2.1.2	a copy of the Certificate Confirming Incorporation of Company dated 4 March 2015 issued by the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”) confirming that Broadcom is incorporated under the Companies Act, Chapter 50 of Singapore (the “Companies Act”) on 3 March 2015 and the Notice of Incorporation Upon Change of Name of the Company dated 1 February 2016;

2.1.3	a copy of the Constitution of Broadcom in force as at the date of this opinion;

2.1.4	a copy of the resolutions of the Board of Directors of Broadcom passed on 29 January 2016 (excluding the exhibits thereto) (the “Board Resolutions”);

2.1.5	a copy of the member’s resolutions in writing of Broadcom passed on 31 January 2016 (excluding the exhibits thereto) (the “Shareholder Resolutions”); and

2.1.6	such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.

2.2	This opinion is limited to the documents referred to above and we have not examined any contract, instrument or other document entered into by or affecting Broadcom or any of the corporate records of Broadcom, and we have not made any other enquiries concerning Broadcom.

3.	Assumptions

We have assumed for the purpose of rendering this opinion:

3.1	that the Merger Agreement is within the capacity and powers of, and has been validly authorised by, each party thereto and has been validly executed in the form examined by us for the purpose of rendering this opinion, duly and properly completed, and delivered by or on behalf of each such party thereto;

3.2	the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies or other specimen documents submitted to us;

3.3	the correctness of all facts stated in the Merger Agreement;

3.4	that copies of Broadcom’s Constitution, Certificate Confirming Incorporation of Company and Notice of Incorporation Upon Change of Name submitted to us for examination are true, complete and up-to-date copies;

3.5	that each of the Shareholder Resolutions and the Board Resolutions are true, complete and up-to-date and such resolutions have not been rescinded or modified and all authorisations and approvals conferred thereby remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of those resolutions;

3.6	that all relevant documents have been provided to us by the officers of Broadcom for inspection for purposes of this opinion;

3.7	that there are no provisions of the laws of any jurisdiction other than Singapore which would be contravened by the execution or delivery of the Merger Agreement or the allotment and issue of the Registration Shares and that, in so far as any obligation expressed to be incurred or performed under the Merger Agreement and/or either of the Plans is to be performed in, or is otherwise subject to the laws of, any jurisdiction other than Singapore, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction and all such laws have been or will be complied with;

3.8	that the choice of the respective governing laws of the Merger Agreement and each of the Plans has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the United States federal or state courts, as a matter of the respective applicable laws governing the Merger Agreement and each of the Plans, and all other relevant laws except the laws of Singapore;

3.9	that all consents, approvals, authorisations, licences, exemptions, or orders required from any governmental or other regulatory authorities outside Singapore and all other requirements outside Singapore for the legality, validity and enforceability of the Merger Agreement and/or either of the Plans have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

3.10	that there are no agreements, documents, arrangements or transactions to which Broadcom is a party that may in any way prohibit or restrict the allotment and issue of the Registration Shares;

3.11	that Broadcom is solvent at the relevant time of issuance of any of the Registration Shares;

3.12	that individual grants, purchases and issuances under the relevant Plan will be duly authorised by all necessary corporate actions of Broadcom;

3.13	that such individual grants, purchases and issuances are made under the relevant Plan and the Registration Shares are duly issued in accordance with the requirements of applicable law (other than the laws of the Republic of Singapore), the rules of the relevant Plan and in compliance with section 77 of the Companies Act; and

3.14	that Broadcom will have, at the time of the individual grants, purchases and issuances of the Registration Shares, obtained a mandate from shareholders of Broadcom to issue ordinary shares in the capital of Broadcom pursuant to section 161 of the Companies Act (the “Share Issue Mandate”) and such Share Issue Mandate will not have expired in accordance with its terms or been previously revoked or varied by Broadcom in a general meeting.

4.	Opinion

4.1	Based upon and subject to paragraphs 2 and 3, and subject to any matters not disclosed to us, we are of the opinion that the Registration Shares to be allotted and issued by Broadcom:

4.1.1	upon the valid exercise and/or vesting of the rights deemed to have been granted under the relevant Plans in accordance with the terms of such grants, against full payment of the applicable exercise price (if any);

4.1.2	when represented by share certificates issued by Broadcom in respect of such Registration Shares; and

4.1.3	duly registered in the register of members of Broadcom, in the name of the persons who have purchased the Registration Shares, or in the name of Cede & Co., a partnership organized pursuant to the laws of the State of New York, in the United States of America, as nominee of the Depository Trust Company, as the case may be, will be duly authorised by Broadcom for issuance and will be legally issued, fully-paid and non-assessable.

4.2	For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the Registration Shares to be issued means under Singapore law that holders of such Registration Shares, having fully paid up all amounts due on such Registration Shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of Broadcom in their capacities purely as holders of such Registration Shares.

5.	Qualifications

5.1	We are not responsible for investigating or verifying the accuracy or completeness of any facts or information, including statements of foreign law, or the reasonableness of any assumptions or statements of opinion or intention contained in any document described in paragraph 2. In addition, we are not responsible for investigating or verifying that no material facts have been omitted from any document described in paragraph 2.

5.2	We express no opinion as to the validity, binding effect or enforceability of any provision in the Plans or, where applicable, the Registration Shares by reference to a law other than that of Singapore, or as to the availability in Singapore of remedies which are available in other jurisdictions. This opinion relates only to the laws of general application of the Republic of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore.

5.3	With respect of matters of fact material to this opinion, we have relied on the statements of the responsible officers of Broadcom.

5.4	Our advice is strictly limited to matters stated in this opinion and is not to be construed as extending by implication to all the documents listed in paragraph 2 above, or to any other matter or document in connection with, or referred to, in such document.

6.	Disclosure and Reliance

6.1	Subject to the foregoing, we consent to the use and filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement. In giving this consent, we do not hereby admit and shall not be deemed to admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

6.2	In addition, save for the filing of this opinion as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable provisions of federal securities law in the United States, if applicable) or quoted or referred to in any public document or filed with anyone without our prior written consent.

Yours faithfully

/s/ Allen & Gledhill LLP